UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 16, 2011

DEARBORN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Michigan	000-24478	38-3073622

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1360 Porter Street
Dearborn, MI 48034
(Address of principal executive offices)
Registrant’s telephone number: (313) 565-5700

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On August 18, 2011, Dearborn Bancorp, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) because the Company did not timely file its Quarterly Report on Form 10-Q for the period ended June 30, 2011 with the Securities and Exchange Commission (the “SEC”). The Company has 60 calendar days (or until October 17, 2011) to submit a plan to regain compliance. If Nasdaq accepts the Company’s plan, then Nasdaq may provide the Company with up to 180 calendar days from the due date of the initial delinquent filing (or until February 18, 2011) to regain compliance. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal that decision to a Hearings Panel. The Company intends to timely submit a compliance plan to Nasdaq. The Nasdaq notification has no effect on the listing of the Company’s common stock at this time.
     On August 19, 2011, the Company issued a press release announcing the receipt of the August 18, 2011 Nasdaq letter. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01	Other Events
     The Federal Deposit Insurance Corporation (the “FDIC”) is currently performing the annual examination of Fidelity Bank, the wholly-owned subsidiary of the Company. On August 16, 2011, the Company determined that until the FDIC has completed its examination and the Company has fully assessed the impact of the information provided by the FDIC and engaged in additional discussions with its regulators, it cannot reasonably determine or estimate its financial results or finalize its Quarterly Report on Form 10-Q for the three months ended June 30, 2011. As such, the financial information for the quarterly period ended June 30, 2011 contained in the Company’s Current Report on Form 8-K and Press Release filed with the Securities and Exchange Commission on July 19, 2011 should not be relied upon.

Item 9.01.	Financial Statements and Exhibits
(c)      Exhibits
99.1 Press Release dated August 19, 2011

SIGNATURES
     In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DEARBORN BANCORP, INC.
Dated: August 19, 2011	By:	/s/ Jeffrey L. Karafa
		Name:	Jeffrey L. Karafa
		Title:	Treasurer and Chief Financial Officer

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